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                                                                    EXHIBIT 12.1



                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)

                                                         FISCAL YEAR ENDED                                   SIX MONTHS ENDED
                                --------------------------------------------------------------------     -------------------------
                                                                                                          JUNE 30,       JUNE 29,
                                   1998           1999          2000          2001           2002           2002           2003
                                   ----           ----          ----          ----           ----           ----           ----
Fixed Charges:
   Interest expense .......     $  11,276      $   9,643     $  23,633     $  22,398      $  19,197      $   9,629      $   9,806
   Bond cost amortization .         1,033          1,034         3,376         3,300          2,800          1,436          2,454
   Interest related to
      rental expense ......         7,326          6,435         6,237         6,897          6,006          3,203          2,460
                                ---------      ---------     ---------     ---------      ---------      ---------      ---------
      Total fixed charges .        19,635         17,112        33,246        32,595         28,003         14,268         14,720
                                =========      =========     =========     =========      =========      =========      =========

Earnings:
   Income (loss) before
      income taxes ........      (112,702)        95,169       370,170      (437,196)      (246,260)       (67,058)       (44,059)
   Quicklogic loss
      adjustment ..........         3,056             --            --            --             --             --             --
   Minority share of
      SunPower losses .....            --             --            --            --             --             --         (1,045)
   Fixed charges ..........        19,635         17,112        33,246        32,595         28,003         14,268         14,720
                                ---------      ---------     ---------     ---------      ---------      ---------      ---------
      Total earnings (loss)
      for computation of
      ratio ...............     $ (90,011)     $ 112,281     $ 403,416     $(404,601)     $(218,257)     $ (52,790)     $ (30,384)
                                =========      =========     =========     =========      =========      =========      =========
Ratio of earnings to fixed
   charges (1) ............            --            6.6x         12.1x           --             --             --             --

----------

(1) Earnings were inadequate to cover fixed charges by $109.6 million, $437.2 million and $246.3 million in fiscal year 1998, 2001 and 2002, respectively, and by $67.1 million and $45.1 million for the six months ended June 30, 2002 and June 29, 2003, respectively.